UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007
BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 St. Joseph Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (251) 431-7800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the regular meeting of the Board of Directors of BancTrust Financial Group, Inc. (the "Company") held on January 24, 2007, director Greg B. Faison gave notice that he was resigning from the Board of Directors, effective immediately.

On January 24, 2007, the Board of Directors of the Company made certain compensation decisions with respect to the Company's named executive officers. The Board approved the recommendation of the Compensation Committee to modify the weighting of various performance objectives contained in the Company's Annual Management Incentive Compensation Plan and in some cases the addition of new performance objectives. These changes resulted in higher annual bonuses than would have been paid had the changes not been approved.

Under the Company's Annual Management Incentive Compensation Plan, cash awards may be granted based on a percentage of a participant's base salary. At the beginning of the year, the incentive level of participation is established as a percent of salary for each participant, and individual performance objectives are set. Weights and ranges are set that support the Company's strategy, operating plans and/or job assignment. There is no guarantee of a payout, or of a minimum payout. Performance below threshold on a particular objective earns no payout for that objective. Performance objectives vary depending on the participant's role in the Company, but they typically include items such as earnings targets, growth targets, asset quality targets and some subjective criteria, such as management effectiveness. In addition, failure to meet certain key benchmarks can cause incentive payouts to be cancelled. Such benchmarks are set annually and typically vary from officer to officer. They have historically related to factors such as minimum regulatory ratings, credit quality and performance ratios. The Board has final discretion as to what, if any, payments are made.

The 2006 performance objectives under this plan for the Company's named executive officers were originally established in early 2006. While the specific objectives for each named executive officer varied, significant emphasis by means of weighting in the calculation of the award was in each case given to growth, and significant emphasis was given to earnings. The Compensation Committee, in recommending modifications to the weighting and composition of these objectives, recognized that the Company's growth, most notably in its coastal markets, was significantly slowed by recent storms, particularly Hurricane Katrina. The weighting given to growth was either eliminated or significantly reduced for each of the named executive officers and was shifted to other objectives. In addition, in some cases, new objectives were added and credit was given for performance in those areas. The following table shows for each named executive officer the annual incentive bonus he would have earned absent the approved modifications and the actual incentive bonus awarded for 2006 performance.

Name and Title	Bonus Amount Without Plan Modification	Actual Bonus Amount
W. Bibb Lamar, Jr., President and Chief Executive Officer	$52,000	$104,000
F. Michael Johnson, Executive Vice President, Secretary and Chief Financial Officer	$20,400	$40,800
Michael D. Fitzhugh, Executive Vice President	$12,393	$31,779
Bruce C. Finley, Jr., Senior Vice President and Senior Loan Officer	$14,344	$27,000

Mr. Lamar was awarded 5,000 shares of restricted stock to be issued under the Company's 2001 Incentive Compensation Plan. None of the other named executive officers earned restricted stock awards. The base salaries of the named executive officers were established for 2007, and are compared to their 2006 base salaries, as follows:

Name and Title	2006 Base Salary	2007 Base Salary
W. Bibb Lamar, Jr., President and Chief Executive Officer	$325,000	$350,000
F. Michael Johnson, Executive Vice President, Secretary and Chief Financial Officer	$170,000	$178,000
Michael D. Fitzhugh, Executive Vice President	$180,000	$188,000
Bruce C. Finley, Jr., Senior Vice President and Senior Loan Officer	$135,000	$145,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.
DATE: January 29, 2007	By: /s/F. Michael Johnson
F. Michael Johnson
Chief Financial Officer